UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2022

APPLIED UV, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39480	84-4373308
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

150 N. Macquesten Parkway, Mount Vernon, NY	10550
(Address of principal executive offices)	(Zip Code)

(914) 665-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AUVI	The Nasdaq Stock Market LLC
10.5% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share	AUVIP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01. Entry into a Material Definitive Agreement.

The disclosures set forth in Item 5.02(c) below are incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Principal Executive Officer Director

On April 6, 2022, the Board of Directors (the “Board”) of Applied UV, Inc. (the “Company”) appointed John F. Andrews as a director of the Board. The term of the Company’s directors, including Mr. Andrews, expires at the annual meeting of stockholders to be held in May 2022 or upon the election and qualification of successor directors. On April 6, 2022, Mr. Andrews and the Company also entered into a two (2) year Employment Agreement dated April 11, 2022 (the “Employment Agreement”), whereby Mr. Andrews will be employed as the Company’s Chief Executive Officer, effective April 11, 2022.

The Employment Agreement provides Mr. Andrews with: (i) a base salary of $400,000 per year, (ii) following the end of each calendar year beginning with the 2022 calendar year, an annual discretionary performance bonus targeted of up to 100% of Mr. Andrews’ base salary (the “Target Bonus”), based upon periodic assessments of Mr. Andrews’s performance as well as the achievement of specific individual and corporate objectives determined by the Board or a committee thereof after consultation with Mr. Andrews and provided to Mr. Andrews in writing no later than the end of the first calendar quarter of the applicable bonus year. Under the terms of the Employment Agreement, Mr. Andrews will also receive (i) 75,000 shares of restricted common stock of the Company and (ii) a ten (10) year option to purchase 175,000 shares of common stock of the Company, at a per share price equal to the fair market value on the effective date of the Employment Agreement (collectively, the “Equity Awards”). The Equity Awards shall be subject to a quarterly vesting schedule and vest evenly over a three (3) year period, commencing on the effective date of the Employment Agreement. No portion of the Equity Awards shall be vested on the effective date of the Employment Agreement. Any options granted by the Company to Mr. Andrews that have vested shall terminate and not be exercisable ninety (90) days after his termination. Mr. Andrews is entitled to four (4) weeks’ vacation time during each year and other benefits as described in the Employment Agreement. The foregoing summary does not purport to be complete and is qualified in its entirety by the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

John F. Andrews, 68, has over 30 years of senior leadership experience in telecom and technology companies, both public and private. From 2021 to April of 2022 Mr. Andrews served as Chief Executive Officer of Trinity IT Services LLC, which is an IT services company in Jacksonville Florida. At Trinity IT Mr. Andrews successfully launched the company, signed contracts with the State of Florida, Fiserv, Mastercard, Point72, Credit Agricole and Tech Mahindra. From 2020 to April 2022 Mr. Andrews was the Chief Executive Officer and Director of TrekSecure LLC, a SAAS based contagion response platform firm where he finalized development of V1 of the Contagion Response Platform, established go to market plans for Government and Travel and developed a sales pipeline exceeding $100 million. From Mr. Andrews 2018 to 2020 Mr. Andrews was the Chief Technology Officer and Co-founder of KyckGlobal Inc., an IT firm based in Atlanta, Georgia. At KyckGlobal Mr. Andrews was responsible for all technology matters and developed the on-demand payment processing product plan and developed the SAAS based multi-tenant platform within schedule and budget. Mr. Andrews also functioned as a key principal in securing $5 million in venture capital and $3.5 million in private capital. From 2017 to 2019 Mr. Andrews was the Chief Operating Officer for RiseIT Inc., an $80 million IT software and services provider in Jacksonville, Florida. At RiseIT Mr. Andrews had P&L responsibility, functioned as a key principal in securing $4 million in private capital, assimilated three acquisitions totaling $75 million in revenue and developed integrated operating plan. Mr. Andrews has an MBA from the University of Puget-Sound, Seattle, Washington, and a BA, Business Administration and Finance from Whitworth University, Spokane, Washington.

We believe that Mr. Andrews’ extensive business experience will contribute to the Board’s business strategy and planning on a going-forward basis.

There are no other arrangements or understandings between Mr. Andrews and any other person pursuant to which he has been appointed a director and will be employed as Chief Executive Officer of the Company, and he is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K. Mr. Andrews has not been appointed to any committees of the Board at this time. There are no family relationships between Mr. Andrews and any of our directors or executive officers.

(d) Appointment of New Director

The disclosures set forth in Item 5.02(c) above are incorporated by reference into this Item 5.02(d).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement by and between Applied UV, Inc. and John F. Andrews dated April 11, 2022

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED UV, INC.

Date: April 8, 2022	By: /s/ Max Munn
Name: Max Munn
Title: Acting Chief Executive Officer and President

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